Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-188268 on Form S-8 of Charter Financial Corporation of our report dated June 26, 2015, relating to the financial statements and supplemental schedule of the Charter Bank 401(k) Plan as of and for the years ended December 31, 2014 and 2013, which appear in this Form 11-K.

/s/ Carr, Riggs & Ingram, LLC

Montgomery, Alabama
June 26, 2015